                                                               Exhibit (a)(1)(A)

                                 COMPANY NOTICE

                          TO HOLDERS OF CELESTICA INC.
                     LIQUID YIELD OPTION(TM) NOTES DUE 2020
                           (ZERO COUPON-SUBORDINATED)


CUSIP Numbers: 15101QAA6

                -------------------------------------------------

* No representation is made with respect to the accuracy of the CUSIP number as printed on the Securities or as contained herein.

     NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, dated as of August 1, 2000 (the "Indenture"), between Celestica Inc., an Ontario, Canada corporation ("Celestica"), and JPMorgan Chase Bank, N.A. (as successor to The Chase Manhattan Bank), a national banking association organized and existing under the laws of the United States of America, as Trustee (which we refer to herein as the "Depositary"), relating to the Liquid Yield Option(TM) Notes due 2020 (Zero Coupon-Subordinated) of Celestica (the "Securities"), that at the option of the holder thereof (the "Holder"), the Securities will be purchased by Celestica for $572.82 per $1,000 principal amount at maturity of the Securities (the "Purchase Price"), subject to the terms and conditions of the Indenture, the Securities and this Company Notice and related offer materials, as amended and supplemented from time to time (the "Option"). Holders may surrender their Securities from July 5, 2005, through 5:00 p.m., Eastern Daylight Time, on August 2, 2005. This Company Notice is being given pursuant to the provisions of the Indenture. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.

     TO EXERCISE YOUR OPTION TO HAVE CELESTICA PURCHASE THE SECURITIES AND RECEIVE PAYMENT OF $572.82 PER $1,000 PRINCIPAL AMOUNT AT MATURITY OF THE SECURITIES ("$1,000 PRINCIPAL AMOUNT"), YOU MUST VALIDLY SURRENDER THE SECURITIES AND DELIVER THE ENCLOSED PURCHASE NOTICE TO THE DEPOSITARY (AND NOT HAVE WITHDRAWN SUCH SURRENDERED SECURITIES AND PURCHASE NOTICE), PRIOR TO 5:00 P.M., EASTERN DAYLIGHT TIME, ON TUESDAY, AUGUST 2, 2005 (THE "PURCHASE DATE"). SECURITIES SURRENDERED FOR PURCHASE MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., EASTERN DAYLIGHT TIME, ON TUESDAY, AUGUST 2, 2005. THE RIGHT OF HOLDERS TO SURRENDER SECURITIES FOR PURCHASE IN THE OPTION EXPIRES AT 5:00 P.M., EASTERN DAYLIGHT TIME, ON TUESDAY, AUGUST 2, 2005. HOLDERS THAT SURRENDER THROUGH THE DEPOSITORY TRUST COMPANY ("DTC") NEED NOT SUBMIT A PHYSICAL PURCHASE NOTICE TO THE DEPOSITARY IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

     The addresses for the Depositary are as follows:

BY FACSIMILE TRANSMISSION CERTIFIED:     IF BY OVERNIGHT COURIER OR HAND:       IF BY REGISTERED OR CERTIFIED MAIL:
JPMorgan Chase Bank, N.A.                JPMorgan Chase Bank, N.A.              JPMorgan Chase Bank, N.A.
(214) 468-6494                           ITS Bond Events                        ITS Bond Events
(For Eligible Institutions Only)         2001 Bryan Street, 9th Fl              PO Box 2320
Attention:  Frank Ivins                  Dallas, Texas 75201                    Dallas, Texas 75221

     Copies of this Company Notice may be obtained from the Depositary at its addresses set forth above.

                The date of this Company Notice is July 5, 2005.

TABLE OF CONTENTS

SUMMARY TERM SHEET...................................................................S-1

Who is offering to purchase my Securities?...........................................S-1
What securities are you seeking to purchase? ........................................S-1
How much are you offering to pay and what is the form of payment? ...................S-1
How can I determine the market value of the Securities? .............................S-1
Why are you making the offer? .......................................................S-1
What does the board of directors for Celestica think of the Option? .................S-1
When does the Option expire? ........................................................S-2
What are the conditions to the purchase by Celestica of the Securities? .............S-2
How do I surrender my Securities? ...................................................S-2
If I surrender my Securities, when will I receive payment for my Securities? ........S-2
Until what time can I withdraw previously surrendered Securities? ...................S-2
How do I withdraw previously surrendered Securities? ................................S-3
Do I need to do anything if I do not wish to surrender my Securities for purchase? ..S-3
If I choose to surrender my Securities for purchase, do I have to surrender all of my Securities? ...............................................................S-3
If I do not surrender my Securities for purchase, will I continue to be able to exercise my conversion rights? ......................................................S-3
If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Securities for purchase in the Option? ..................S-3
Who is the Depositary? ..............................................................S-3
Who can I talk to if I have questions surrendering the Securities? ..................S-3

IMPORTANT INFORMATION CONCERNING THE OPTION............................................1

1.    Information Concerning Celestica.................................................1
2.    Information Concerning the Securities.
        2.1.    Celestica's Obligation to Purchase the Securities. ....................1
        2.2.    Purchase Price. .......................................................1
        2.3.    Conversion Rights of the Securities. ..................................2
        2.4.    Market for the Securities. ............................................2
        2.5.    Redemption. ...........................................................3
        2.6.    Ranking. ..............................................................3
3.    Procedures to Be Followed by Holders Electing to Surrender Securities for
Purchase.
        3.1.    Method of Delivery. ...................................................3
        3.2.    Purchase Notice. ......................................................3
        3.3.    Delivery of Securities. ...............................................4
4.    Right of Withdrawal. ............................................................4
5.    Payment for Surrendered Securities. .............................................5
6.    Securities Acquired. ............................................................5
7.    Plans or Proposals of Celestica. ................................................5
8.    Interests of Directors, Executive Officers and Affiliates of Celestica
           in the Securities. .........................................................6
9.    Purchases of Securities by Celestica and Its Affiliates. ........................6
10.    Material United States Federal Income Tax Considerations. ......................6
11.    Additional Information. ........................................................9
12.    No Solicitations. .............................................................11
13.    Definitions. ..................................................................11
14.    Conflicts. ....................................................................11

ANNEX A Board of Directors and Senior Management

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS COMPANY NOTICE AND ACCOMPANYING PURCHASE NOTICE AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS COMPANY NOTICE AND ACCOMPANYING PURCHASE NOTICE DO NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SECURITIES IN ANY CIRCUMSTANCES OR JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS COMPANY NOTICE SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION. NONE OF CELESTICA OR ITS BOARD OF DIRECTORS OR EMPLOYEES ARE MAKING ANY REPRESENTATION OR RECOMMENDATION TO ANY HOLDER AS TO WHETHER OR NOT TO SURRENDER SUCH HOLDER'S SECURITIES. YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS AND MUST MAKE YOUR OWN DECISION AS TO WHETHER TO SURRENDER YOUR SECURITIES FOR PURCHASE AND, IF SO, THE AMOUNT OF SECURITIES TO SURRENDER.

THIS OFFER TO PURCHASE SPECIFIED SECURITIES HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR FOREIGN SECURITIES COMMISSION, NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE SPECIFIED SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               SUMMARY TERM SHEET

     THE FOLLOWING ARE ANSWERS TO SOME OF THE QUESTIONS THAT YOU MAY HAVE ABOUT THE OPTION. TO UNDERSTAND THE OPTION FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE OPTION, WE URGE YOU TO READ CAREFULLY THE REMAINDER OF THIS COMPANY NOTICE AND THE ACCOMPANYING PURCHASE NOTICE BECAUSE THE INFORMATION IN THIS SUMMARY IS NOT COMPLETE AND THOSE DOCUMENTS CONTAIN ADDITIONAL IMPORTANT INFORMATION. WE HAVE INCLUDED SECTION REFERENCES TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS IN THIS SUMMARY.

WHO IS OFFERING TO PURCHASE MY SECURITIES?

     Celestica Inc., an Ontario, Canada corporation ("Celestica"), is offering to purchase your validly surrendered Liquid Yield Option(TM) Notes due 2020 (Zero Coupon-Subordinated) (the "Securities"). (Section 1)

WHAT SECURITIES ARE YOU SEEKING TO PURCHASE?

     We are offering to purchase all of the Securities surrendered, at the option of the holder thereof (the "Holder"). As of June 30, 2005, there was approximately $614.4 million aggregate principal amount at maturity of Securities outstanding. The Securities were issued under an Indenture, dated as of August 1, 2000 (the "Indenture"), between Celestica and JPMorgan Chase Bank, N.A. (as successor to The Chase Manhattan Bank), a national banking association organized and existing under the laws of the United States of America, as Trustee (which we refer to herein as the "Depositary"). (Section 2.1)

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

     Pursuant to the terms of the Indenture, we will pay, in cash, a purchase price of $572.82 per $1,000 principal amount at maturity of the Securities (the "Purchase Price") with respect to any and all Securities validly surrendered for purchase and not withdrawn. (Section 2.2)

HOW CAN I DETERMINE THE MARKET VALUE OF THE SECURITIES?

     The Securities are listed on the NYSE under the symbol "CLS 20". On June 30, 2005, the last reported sales price of the Securities on the NYSE, expressed as a percentage of the principal amount at maturity, was 56-1/8%. (Section 2.4)

WHY ARE YOU MAKING THE OFFER?

     Celestica is required to make the offer pursuant to the terms of the Securities and the Indenture. (Section 2.1)

WHAT DOES THE BOARD OF DIRECTORS FOR CELESTICA THINK OF THE OPTION?

     Although the board of directors for Celestica has approved the terms of the Option included in the Indenture, the board of directors for Celestica has not made any recommendation as to whether you should surrender your Securities for purchase pursuant to the Option. You must make your own decision whether to surrender your Securities for purchase in the offer and, if so, the amount of Securities to surrender. (Section 2.2)

----------
Liquid Yield Option is a trademark of Merrill Lynch & Co., Inc.

WHEN DOES THE OPTION EXPIRE?

     The Option expires at 5:00 p.m., Eastern Daylight Time, on August 2,
2005. Celestica will not extend the period Holders have to accept the Option unless required to do so by the United States federal securities laws. Celestica is generally required to extend the offering period for any material change, including the waiver of a material condition, so that at least five business days remain in the offering period after the change. (Section 2.1)

     The only conditions for Holders to accept the Options are to deliver the Purchase Notice and the Securities. These conditions must be satisfied or waived prior to 5:00 p.m., Eastern Daylight Time, on August 2, 2005. (Section 3)

WHAT ARE THE CONDITIONS TO THE PURCHASE BY CELESTICA OF THE SECURITIES?

     The purchase by Celestica of validly surrendered Securities is not subject to any conditions other than such purchase being lawful and there is not a then continuing Event of Default (as defined in the Indenture) (other than a default in the payment of the Purchase Price). (Section 2.1)

HOW DO I SURRENDER MY SECURITIES?

     To surrender your Securities for purchase pursuant to the Option, you must deliver the required documents to the Depositary no later than 5:00 p.m., Eastern Daylight Time, on August 2, 2005.

HOLDERS THAT SURRENDER THROUGH THE DEPOSITORY TRUST COMPANY ("DTC") NEED NOT SUBMIT A PHYSICAL PURCHASE NOTICE TO THE DEPOSITARY IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

     - A Holder whose Securities are held in certificated form must properly complete and execute the Purchase Notice, and deliver such notice to the Depositary, with any other required documents and the certificates representing the Securities to be surrendered for purchase, on or before 5:00 p.m., Eastern Daylight Time, on the Purchase Date.

     - A Holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender the Holder's Securities and instruct such nominee to surrender the Securities on the Holder's behalf.

     - A Holder which is a DTC participant may elect to surrender its Securities by delivering to the Depositary's account at DTC through DTC's book-entry system the Holder's beneficial interest in the Securities on or before 5:00 p.m., Eastern Daylight Time, on the Purchase Date.

     - Holders who are DTC participants should surrender their Securities electronically through DTC's Automated Tenders over the Participant Terminal System, subject to the terms and procedures of that system, on or before 5:00 p.m., Eastern Daylight Time, on the Purchase Date. (Section 3)

IF I SURRENDER MY SECURITIES, WHEN WILL I RECEIVE PAYMENT FOR MY SECURITIES?

   We will accept for payment all validly surrendered Securities promptly upon expiration of the Option. We will forward to the Depositary, prior to 10:00 a.m., Eastern Daylight Time, on August 3, 2005, the appropriate amount of cash required to pay the Purchase Price for the surrendered Securities, and the Depositary will promptly distribute the cash to the Holders. (Section 5)

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY SURRENDERED SECURITIES?

     You can withdraw Securities previously surrendered for purchase at any time until 5:00 p.m., Eastern Daylight Time, on August 2, 2005. Securities not accepted for payment after the expiration of 40 business days from the commencement of the offer to purchase the Securities may be withdrawn.
(Section 4)

HOW DO I WITHDRAW PREVIOUSLY SURRENDERED SECURITIES?

     To withdraw previously surrendered Securities, you must deliver an executed written notice of withdrawal substantially in the form attached, or a facsimile of one, to the Depositary prior to 5:00 p.m., Eastern Daylight Time, on August 2, 2005.

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE DEPOSITARY IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC. (Section 4)

DO I NEED TO DO ANYTHING IF I DO NOT WISH TO SURRENDER MY SECURITIES FOR
PURCHASE?

     No. If you do not deliver a properly completed and duly executed Purchase Notice before the expiration of the Option, we will not purchase your Securities and such Securities will remain outstanding subject to their existing terms. (Section 3)

IF I CHOOSE TO SURRENDER MY SECURITIES FOR PURCHASE, DO I HAVE TO SURRENDER ALL OF MY SECURITIES?

     No. You may surrender all of your Securities, a portion of your Securities or none of your Securities for purchase. If you wish to surrender a portion of your Securities for purchase, however, you must surrender your Securities in a principal amount at maturity of $1,000 (a "$1,000 principal amount") or an integral multiple thereof. (Section 3)

IF I DO NOT SURRENDER MY SECURITIES FOR PURCHASE, WILL I CONTINUE TO BE ABLE TO EXERCISE MY CONVERSION RIGHTS?

     Yes. If you do not surrender your Securities for purchase, your conversion rights will not be affected. You will continue to have the right to convert each $1,000 principal amount of a Security into 5.6748 shares of subordinate voting shares of Celestica, subject to the terms, conditions and adjustments specified in the Indenture. (Section 2.3)

IF I AM A U.S. RESIDENT FOR U.S. FEDERAL INCOME TAX PURPOSES, WILL I HAVE TO PAY TAXES IF I SURRENDER MY SECURITIES FOR PURCHASE IN THE OPTION?

     The receipt of cash in exchange for Securities pursuant to the Option will be a taxable transaction for U.S. federal income tax purposes and you may recognize gain, income, loss or deduction. You should consult with your own tax advisor regarding the actual tax consequences to you. (Section 10)

WHO IS THE DEPOSITARY?

     JPMorgan Chase Bank, N.A., the Trustee for the Securities, is serving as Depositary in connection with the Option. Its address is set forth on the front cover page of this Company Notice. (Section 2)

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT SURRENDERING THE SECURITIES?

     Questions and requests for assistance in connection with the surrender of Securities for purchase in this Option may be directed to JPMorgan Chase Bank, N.A. at (800) 275-2048.

                   IMPORTANT INFORMATION CONCERNING THE OPTION

     1. INFORMATION CONCERNING CELESTICA. Celestica Inc., an Ontario, Canada corporation ("Celestica", "we", "us" or "our"), is offering to purchase its Liquid Yield Option(TM) Notes due 2020 (Zero Coupon-Subordinated) (the "Securities").

     We are a world leader in the delivery of innovative electronics manufacturing services. We operate a highly sophisticated global manufacturing network with operations in Asia, Europe and the Americas, providing a broad range of integrated services and solutions to leading original electronics manufacturers. Celestica's expertise in quality, technology and supply chain management, and leadership in the global deployment of Lean manufacturing principles, enables us to provide competitive advantage to our customers by improving time-to-market, scalability and manufacturing efficiency.

     We were incorporated in Ontario, Canada under the name Celestica International Holdings Inc. on September 27, 1996. Our legal name and commercial name is Celestica Inc. We are a corporation domiciled in the Province of Ontario, Canada and operate under the Ontario Business Corporations Act. Our principal executive offices are located at 1150 Eglinton Avenue East, Toronto, Ontario, Canada M3C 1H7 and our telephone number is (416) 448-5800.

     2. INFORMATION CONCERNING THE SECURITIES. The Securities were issued under an Indenture, dated as of August 1, 2000 (the "Indenture"), between Celestica and JPMorgan Chase Bank, N.A. (as successor to The Chase Manhattan Bank), a national banking association organized and existing under the laws of the United States of America, as Trustee (which we refer to herein as the "Depositary"). The Securities mature on August 1, 2020.

     2.1. CELESTICA'S OBLIGATION TO PURCHASE THE SECURITIES. Pursuant to the terms of the Securities and the Indenture, unless earlier redeemed, Celestica is obligated to purchase all Securities validly surrendered for purchase and not withdrawn, at the Holder's option, on August 2, 2005, August 1, 2010 and August 1, 2015. The purchase price per $1,000 principal amount at maturity will be $572.82 on August 2, 2005, $689.68 on August 1, 2010 and $830.47 on August 1,
2015.

     This Option will expire at 5:00 p.m., Eastern Daylight Time, on August 2, 2005 (the "Purchase Date"). Celestica will not extend the period Holders have to accept the Option unless required to do so by the United States federal securities laws. Celestica is generally required to extend the offering period for any material change, including the waiver of a material condition, so that at least five business days remain in the offering period after the change. The purchase by Celestica of validly surrendered Securities is not subject to any conditions other than such purchase being lawful and there is not a then continuing Event of Default (as defined in the Indenture) (other than a default in the payment of the Purchase Price).

     2.2. PURCHASE PRICE. Pursuant to the Indenture, the purchase price to be paid by Celestica for the Securities on August 2, 2005 is $572.82 per $1,000 principal amount at maturity of the Securities (the "Purchase Price"). The Purchase Price will be paid in cash with respect to any and all Securities validly surrendered for purchase and not withdrawn prior to the Purchase Date. Securities surrendered for purchase will be accepted only in principal amounts at maturity equal to $1,000 (the "$1,000 principal amount") or integral multiples thereof. The Original Issue Discount (as defined in the Indenture) will cease to accrue on the Purchase Date unless Celestica defaults in making payment on Securities validly surrendered for purchase and not withdrawn.

     The Purchase Price is based solely on the requirements of the Indenture and the Securities and bears no relationship to the market price of the Securities or Celestica's subordinate voting shares. Thus, the Purchase Price may be significantly higher or lower than the current market price of the Securities. Holders of Securities are urged to obtain the best available information as to current market prices of the Securities and Celestica's subordinate voting shares before making a decision whether to surrender their Securities for purchase.

     None of Celestica or its board of directors or employees are making any recommendation to Holders as to whether to surrender or refrain from surrendering Securities for purchase pursuant to the Option. Each Holder must make its own decision whether to surrender its Securities for purchase and, if so, the principal amount of Securities to surrender based on such Holder's assessment of current market value of the Securities and Celestica's subordinate voting shares and other relevant factors.

     2.3. CONVERSION RIGHTS OF THE SECURITIES. The Securities are convertible into Celestica's subordinate voting shares at any time prior to the maturity date in accordance with and subject to the terms of the Indenture. The conversion rate of the Securities as of June 30, 2005 is 5.6748 subordinate voting shares per $1,000 principal amount of the Securities. The conversion rate may be adjusted for certain reasons, but will not be adjusted for accrued original issue discount. The Depositary is currently acting as Conversion Agent for the Securities.

     Holders that do not surrender their Securities for purchase pursuant to the Option will maintain the right to convert their Securities into Celestica's subordinate voting shares, subject to the terms, conditions and adjustments specified in the Indenture. Any Securities as to which a Purchase Notice has been given may be converted in accordance with the terms of the Indenture only if the applicable Purchase Notice has been validly withdrawn prior to 5:00 p.m., Eastern Daylight Time, on the Purchase Date, as described in Section 4 hereto.

2.4. MARKET FOR THE SECURITIES.

     The Securities are traded on the NYSE under the symbol "CLS 20." On
June 30, 2005, the last reported sale price of the Securities on the NYSE, expressed as a percentage of the principal amount at maturity, was 56-1/8% per $1,000 principal amount at maturity. As of June 30, 2005, there was outstanding $614.4 million aggregate principal amount at maturity of the Securities. The aggregate Purchase Price is approximately 57.3% of the aggregate outstanding principal amount at maturity of the Securities. The following table shows the high and low trading prices of the Securities, expressed as a percentage of the principal amount at maturity, as reported by the NYSE for the periods indicated.

                                                                                   NYSE TRADING PRICES

                                                                           HIGH                          LOW
                                                                   ----------------------        ---------------------
FISCAL YEAR ENDED DECEMBER 31, 2003
     First Quarter                                                         48-5/8%                      42-1/4%
     Second Quarter                                                        50-1/2%                      48-1/8%
     Third Quarter                                                         52-1/2%                      50-1/8%
     Fourth Quarter                                                        52-1/4%                          51%

FISCAL YEAR ENDED DECEMBER 31, 2004
     First Quarter                                                         53-1/4%                          N/A
     Second Quarter                                                        56-1/8%                      53-1/2%
     Third Quarter                                                             55%                          N/A
     Fourth Quarter                                                            53%                          N/A

FISCAL YEAR ENDED DECEMBER 31, 2005
         First Quarter                                                     53-7/8%                          N/A
         Second Quarter                                                    56-1/8%                          N/A

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR THE SECURITIES AND OUR SUBORDINATE VOTING SHARES BEFORE DECIDING WHETHER TO SURRENDER YOUR SECURITIES PURSUANT TO THE OPTION.

     2.5. REDEMPTION. We are required to offer to repurchase the Securities upon a Delisting Event or a Change of Control (as defined in the Indenture) on or prior to August 1, 2005. We may pay the repurchase price upon a Change in Control in cash or subordinate voting shares or any combination thereof except in certain events. We will pay the repurchase price in cash if there is a Delisting Event.

     The repurchase price, in these events, is equal to the Issue Price (as defined in the Indenture) plus accrued Original Issue Discount (as defined in the Indenture) to the date of repurchase.

     On or after August 1, 2005, the Securities are redeemable in cash at any time at the option of Celestica, in whole or in part, at a redemption price equal to the Issue Price (as defined in the Indenture) plus accrued Original Issue Discount (as defined in the Indenture and as provided for in the Securities) to the date of redemption.

     2.6. RANKING. The Securities are unsecured and subordinated obligations of Celestica. The Securities are subordinated in right of payment to all of Celestica's existing and future senior indebtedness and any other senior subordinated indebtedness, including the indebtedness under Celestica's amended and restated credit agreement, the senior subordinated notes due 2011 and the senior subordinated notes due 2013. The Securities are effectively subordinated to other liabilities of Celestica's subsidiaries and to Celestica's obligations.

     3. PROCEDURES TO BE FOLLOWED BY HOLDERS ELECTING TO SURRENDER SECURITIES FOR PURCHASE. Holders will not be entitled to receive the Purchase Price for their Securities unless they validly surrender and do not withdraw the Securities on or before 5:00 p.m., Eastern Daylight Time, on the Purchase Date. Only registered Holders are authorized to surrender their Securities for purchase. Holders may surrender some or all of their Securities; however, any Securities surrendered must be in $1,000 principal amount or an integral multiple thereof.

     If Holders do not validly surrender their Securities on or before 5:00 p.m., Eastern Daylight Time, on August 2, 2005, their Securities will remain outstanding subject to the existing terms of the Securities.

     3.1. METHOD OF DELIVERY. The method of delivery of Securities, the related Purchase Notice and all other required documents, including delivery through DTC and acceptance through DTC's Automatic Tenders over the Participant Terminal System, is at the election and risk of the person surrendering such Securities and delivering such Purchase Notice and, except as expressly otherwise provided in the Purchase Notice, delivery will be deemed made only when actually received by the Depositary. The date of any postmark or other indication of when a Security or the Purchase Notice was sent will not be taken into account in determining whether such materials were timely received. If such delivery is by mail, it is suggested that Holders use properly insured, registered mail with return receipt requested, and that Holders mail the required documents sufficiently in advance of the Purchase Date to permit delivery to the Depositary prior to 5:00 p.m., Eastern Daylight Time, on August 2, 2005.

     3.2. PURCHASE NOTICE. Pursuant to the Indenture, the Purchase Notice must contain:

     - the certificate number of the Securities being delivered for purchase;

     - the portion of the principal amount of the Securities which will be delivered to be purchased, which portion must be in principal amounts of $1,000 at maturity or an integral multiple thereof; and

     - a statement that such Securities shall be purchased as of the Purchase Date pursuant to the terms and conditions specified in the Indenture and the Securities.

     The only conditions for Holders to accept the Option are to deliver the Purchase Notice and the Securities. These conditions must be satisfied or waived prior to 5:00 p.m., Eastern Daylight Time, on the Purchase Date.

     3.3. DELIVERY OF SECURITIES.

     SECURITIES IN CERTIFICATED FORM. To receive the Purchase Price, Holders of Securities in certificated form must deliver to the Depositary the Securities to be surrendered for purchase and the accompanying Purchase Notice, or a copy thereof, on or before 5:00 p.m., Eastern Daylight Time, on the Purchase Date.

     SECURITIES HELD THROUGH A CUSTODIAN. A Holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender the Holder's Securities and instruct such nominee to surrender the Securities for purchase on the Holder's behalf.

     SECURITIES IN GLOBAL FORM. A Holder who is a DTC participant, may elect to surrender to Celestica its beneficial interest in the Securities by:

     - delivering to the Depositary's account at DTC through DTC's book-entry system its beneficial interest in the Securities on or prior to 5:00 p.m., Eastern Daylight Time, on the Purchase Date; and

     - electronically transmitting its acceptance through DTC's Participant Terminal System, subject to the terms and procedures of that system on or prior to 5:00 p.m., Eastern Daylight Time, on the Purchase Date. In surrendering through PTS, the electronic instructions sent to DTC by the Holder, and transmitted by DTC to the Depositary will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by the Purchase Notice.

     Securities and the Purchase Notice must be delivered to the Depositary to collect payment. Delivery of documents to DTC or Celestica does not constitute delivery to the Depositary.

HOLDERS THAT SURRENDER THROUGH DTC NEED NOT SUBMIT A PHYSICAL PURCHASE NOTICE TO THE DEPOSITARY IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

     4. RIGHT OF WITHDRAWAL. Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., Eastern Daylight Time, on the Purchase Date. In order to withdraw Securities, Holders must deliver to the Depositary written notice, substantially in the form enclosed herewith, containing:

     - the certificate number(s) and principal amount at maturity of the Securities with respect to which such notice of withdrawal is being submitted;

     - the principal amount at maturity, if any, of such Securities which remain subject to the original Purchase Notice and which have been or will be delivered for purchase by Celestica; and

     - the Holder's signature, in the same manner as the original signature on the Purchase Notice by which such Securities were surrendered for purchase.

     The signature on the notice of withdrawal must be guaranteed by an Eligible Guarantor Institution (as defined in Rule 17Ad-15 of the Exchange Act) unless such Securities have been surrendered for purchase for the account of an Eligible Guarantor Institution. Any properly withdrawn Securities will be deemed not validly surrendered for purposes of the Option. Securities withdrawn from the Option may be resurrendered by following the surrender procedures described in Section 3 above. Securities not accepted for payment after the expiration of 40 business days from the commencement of the offer to purchase the Securities may be withdrawn.

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE DEPOSITARY IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC.

     5. PAYMENT FOR SURRENDERED SECURITIES. We will forward to the Depositary, prior to 10:00 a.m., Eastern Daylight Time, on August 3, 2005 the appropriate amount of cash required to pay the Purchase Price for the surrendered Securities, and the Depositary will promptly distribute the cash to each Holder that has validly delivered its Securities and not validly withdrawn such delivery prior to 5:00 p.m., Eastern Daylight Time, on the Purchase Date.

     The total amount of funds required by Celestica to purchase all of the Securities is approximately $352.0 million (assuming all of the Securities are validly surrendered for purchase and accepted for payment). In the event any Securities are surrendered and accepted for payment, Celestica intends to use cash to purchase the Securities. Celestica does not have an alternative financing plan at this time.

     6. SECURITIES ACQUIRED. Any Securities purchased by Celestica pursuant to the Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

     7. PLANS OR PROPOSALS OF CELESTICA. Other than as publicly disclosed or as described below, Celestica currently has no plans which would be material to a Holder's decision to surrender Securities for purchase in the Option and which relate to or which would result in:

     - any extraordinary transaction, such as a merger, reorganization or liquidation, involving Celestica or any of its subsidiaries taken as a whole;

     - any purchase, sale or transfer of a material amount of assets of Celestica or any of its subsidiaries taken as a whole;

     - any material change in the present dividend rate or policy, or indebtedness or capitalization of Celestica;

     - any change in the present board of directors or management of Celestica, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer (other than Celestica's present search for an additional independent director0;

     - any other material change in the corporate structure or business of Celestica;

     - our subordinate voting shares becoming delisted from the Toronto Stock Exchange or the New York Stock Exchange or eligible for termination of registration pursuant to Section 12(g)(4) of the United States Securities Exchange Act of 1934 as amended (the "Exchange Act");

     -      the suspension of the obligation of Celestica to file reports under
Section 15(d) of the Exchange Act;

     - to the best of our knowledge, the acquisition by any person of dditional securities of Celestica, or the disposition of securities of Celestica other than pursuant to our plans or acquisitions by us pursuant to our previously authorized and disclosed stock repurchase program; or

     - any changes in the articles of incorporation, bylaws or other governing instruments of Celestica, or other actions that could impede the acquisition of control of Celestica.

     8. INTERESTS OF DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES OF CELESTICA IN THE SECURITIES. Except as otherwise disclosed below, to the knowledge of
Celestica:

     - other than the 15,130 Securities (each Security being $1,000 principal amount) owned by Robert Crandall, Chairman of the Board and director of Celestica, none of Celestica, or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Securities;

     - none of the officers or directors of the subsidiaries of Celestica has any beneficial interest in the Securities;

     - Celestica will not purchase any Securities from any person referred to in the two preceding paragraphs other than pursuant to the Option; and

     - during the 60 days preceding the date of this Company Notice, none of such officers, directors or affiliates has engaged in any transactions in the Securities.

     A list of the directors and members of senior management of Celestica is attached to this Company Notice as Annex A.

     We have not repurchased Securities during the 60 days preceding the date of this offer.

     Except for (i) this offer, (ii) our offer to our employees to purchase for cash outstanding options from certain eligible employees, (iii) the outstanding options to purchase subordinate voting shares and restricted stock awards granted from time to time to certain of our employees (including senior management) and non-employee directors under Celestica's various equity compensation plans, (iv) the warrants we issued in connection with our acquisition of Manufacturers' Services Limited, (v) outstanding share purchase price guarantees pursuant to our Employee Share Ownership and Option Plans, (vi) the terms of Celestica's outstanding securities, and (vii) as described in Onex Corporation's Schedule 13D, as amended, as filed with the SEC, none of Celestica or, to its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Option or with respect to any of Celestica's securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

     9. PURCHASES OF SECURITIES BY CELESTICA AND ITS AFFILIATES. Each of Celestica and its affiliates, including their executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Securities (or the right to purchase Securities) other than through the Option until at least the tenth business day after the Purchase Date. Following such time, if any Securities remain outstanding, Celestica and its respective affiliates may purchase Securities in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Purchase Price. Any decision to purchase Securities after the Option, if any, will depend upon many factors, including the market price of the Securities, the amount of Securities surrendered for purchase pursuant to the Option, the market price of the Common Stock, the business and financial position of Celestica, and general economic and market conditions.

     10. MATERIAL UNITED STATES TAX CONSIDERATIONS.

     The following is a summary of the material U.S. federal income tax considerations relating to the disposition of the Securities pursuant to the Option, but does not purport to be a complete analysis of all the potential tax considerations relating to the surrendering of a Security to Celestica. This summary is based on the United States Internal Revenue Code (the "Code"), existing and proposed Treasury Regulations, Internal Revenue Service rulings and judicial decisions now in effect, all of which are subject to change or differing interpretation, possibly with retroactive effect. Except as specifically discussed below with regard to non-U.S. Holders, as defined below, this summary applies only to beneficial owners who hold Securities as "capital assets" within the meaning of Section 1221 of the Code, and who, for U.S. federal income tax purposes, are:

     1.  individual citizens or residents of the United States;

     2. corporations, partnerships or other entities created or organized in or under the laws of the United States or of any political subdivision thereof unless, in the case of a partnership, Treasury Regulations otherwise provide;

     3. estates, the incomes of which are subject to U.S. federal income taxation regardless of the source of such income; or

     4. trusts that either (i) are subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or (ii) have made an election under applicable Treasury Regulations to be treated as a U.S. person.

     We refer to the persons and entities described in (1) through (4) above as "U.S. Holders." The tax treatment of a partnership that holds Securities generally will depend on the status of the partners and the activities of the partnership. Holders that are partnerships should consult their own tax advisors about the U.S. federal income tax consequences of surrendering a Security to Celestica. Persons other than U.S. Holders, which we refer to as "non-U.S. Holders," are subject to special U.S. federal income tax considerations, some of which are discussed below.

     This discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, such as:

     -      banks;

     -      mutual funds;

     -      regulated investment companies;

     -      small business investment companies;

     - U.S. Holders who, directly or indirectly, own 10 percent or more of the voting power of Celestica;

     -      holders subject to the alternative minimum tax;

     -      tax-exempt organizations;

     -      insurance companies;

     - non-U.S. persons or entities, except to the extent specifically set forth below;

     -      U.S. Holders whose functional currency is not the U.S. dollar;

     - dealers in securities or currencies, persons that hold Securities as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes; or

     -      U.S. expatriates.

     We have not sought any ruling from the Internal Revenue Service, or the IRS, or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary. We cannot assure you that the IRS will agree with these statements and conclusions. In addition, the IRS is not precluded from successfully adopting a contrary position. This summary does not consider the effect of any applicable non-U.S., state, local or other jurisdiction.

     Investors considering the tendering of a Security to Celestica should consult with their own tax advisors with respect to the application of the

U.S. federal tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable tax treaty.

U.S. HOLDERS

     EXERCISE OF REPURCHASE RIGHTS

     If a U.S. Holder elects to exercise its option to tender a Security to Celestica, a U.S. Holder generally will recognize gain or loss equal to the difference between (1) the amount of the cash proceeds received, and (2) the holder's adjusted tax basis in the Security.

     A U.S. Holder will have an adjusted tax basis in the Securities that will generally be equal to the U.S. Holder's purchase price of the Security, increased by any interest income previously accrued by the U.S. Holder (including original issue discount), and increased or decreased by the amount of any positive or negative adjustment, respectively, that a U.S. holder has made as a result of a purchase of a Security for an amount other than the adjusted issue price, all as determined under the special regulations governing debt instruments that have been issued with original issue discount (the "OID regulations") or acquired at a market discount. Under the OID regulations, the adjusted issue price is the issue price of a Security is increased by any interest income that has accrued with respect to the Security since the issuance of the Security, determined without regard to any adjustment described above. The issue price of a Security is the first price at which a substantial amount of the Securities were sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Adjustments are also made to the tax basis under the regulations relating to accrued market discount.

     The OID regulations and the market discount regulations are complicated. Each Holder should consult a tax advisor regarding the accrual of interest, any positive and negative adjustments, and the calculation of adjusted tax basis with respect to each Holder's Securities.

     Depending on application of the market discount rules to a particular U.S. Holder, gain recognized upon the surrender of a Security for cash generally will be treated as ordinary income (to the extent of any remaining accrued market discount) and therefore as capital gain. Any loss will be capital loss. Capital gains and losses will be long-term if a Security is held for more than one year. The deductibility of net capital losses by individuals and corporations is subject to limitations.

     Income derived from the tender of Securities will be income from sources outside the United States for foreign tax credit limitation purposes.
Subject to generally applicable limitations, a U.S. Holder may elect to claim either a deduction or foreign tax credit in computing its U.S. federal income tax liability for withholding taxes, if any, withheld from amounts paid by us on the tender of a Security.

     SPECIFIED TAX RULES APPLICABLE TO NON-U.S. HOLDERS

     In general, subject to the discussion below concerning backup withholding:

     1. Payments on the tender to us of Securities by a beneficial owner that is a non-U.S. holder will not be subject to U.S. federal income or withholding tax, unless:

          a. the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain conditions are met,

          b. the income or gain upon such tender is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States and, if certain U.S. income tax treaties apply, is attributable to a U.S. permanent establishment or fixed place of business maintained by the non-U.S. Holder, or

          c. the non-U.S. Holder is subject to Internal Revenue Code provisions applicable to some U.S. expatriates.

     If a non-U.S. Holder of a Security is engaged in a trade or business in the United States and if gain realized on disposition of the Security is effectively connected with the conduct of the trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment or fixed place of business maintained by the non-U.S. Holder in the United States), the non-U.S. Holder will generally be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30%, or any lower rate provided by an applicable treaty, of its effectively connected earnings and profits for the taxable year, subject to adjustment.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Under Section 3406 of the Code and applicable Treasury regulations, a noncorporate U.S. Holder of a Security may be subject to backup withholding (currently at the rate of 28%) with respect to "reportable payments," which includes the proceeds of a redemption of a Security. We will be required to deduct and withhold the prescribed amounts if (i) the U.S. Holder fails to furnish a Taxpayer Identification Number (TIN) to us in the manner required,
(ii) the IRS notifies us that the TIN furnished by the U.S. Holder is incorrect, (iii) there has been a "notified payee underreporting" described in Section 3406(c) of the Code or (iv) there has been a failure of the U.S. Holder to certify under penalty or perjury that the U.S. Holder is not subject to withholding under Section 3406(a)(1)(C) of the Code. As a result, if any one of the events listed above occurs, we will be required to withhold an amount equal to the then applicable rate of backup withholding from any payment of proceeds of a redemption of a Security to a noncorporate U.S. Holder. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the U.S. Holder's U.S. federal income tax liability, so long as the required information is timely provided to the IRS.

     Pursuant to information reporting requirements under Chapter 61 of the Code, we will also report to the U.S. Holders of the Securities and to the IRS the amount of any "reportable payments" and the amount of tax withheld, if any, with respect to the Securities.

     Non-U.S. Holders generally are not subject to information reporting or backup withholding with respect to proceeds received upon the disposition of the Securities, provided in some instances that the non-U.S. Holder certifies to his foreign status or otherwise establishes an exemption.

     THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO PARTICULAR TAX CONSIDERATIONS APPLICABLE TO YOU OF SURRENDERING A SECURITY TO CELESTICA, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

     11. ADDITIONAL INFORMATION.

This Company Notice and the accompanying Purchase Notice are a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Company Notice and accompanying Purchase Notice do not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to surrender your Securities:

     (a) our annual report on Form 20-F for the fiscal year ended December 31, 2004, filed with the SEC on March 21, 2005;

     (b) our current reports on Form 6-K, furnished to the SEC on March 21, 2005, April 21, 2005, May 4, 2005, and May 17, 2005; and

     (c) the description of the subordinate voting shares incorporated into the Registration Statement on Form 8-A (as filed with the SEC on June 9, 1998) and any amendment or report filed for the purpose of updating that description.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:

                             450 Fifth Street, N.W.
                                    Room 1024
                             Washington, D.C. 20549

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330.

Our SEC filings are also available to the public on the SEC's internet site at http://www.sec.gov.

We will also provide, without charge, to each person to whom a copy of this offer is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                                 Celestica Inc.
                            1150 Eglinton Avenue East
                            Toronto, Ontario M3C 1H7
                                     Canada
                          Attention: Investor Relations

or by telephoning 416-448-2211 between the hours of 9:00 A.M. and 5:00 P.M., Eastern Daylight Time.

As you read the documents listed in this Item 11, including documents subsequently filed by us with the SEC under the Securities Exchange Act, you may find some inconsistencies in information from one document to another. Should you find inconsistencies among the documents, or between a document and this Company Notice, you should rely on the statements made in the most recent document. You should assume that any information in any document is accurate only as of its date.

The information contained in this Company Notice about Celestica should be read together with the information contained in the documents to which we have referred you in this Company Notice.

     12. NO SOLICITATIONS. Celestica has not employed any persons to make solicitations or recommendations in connection with the Option.

     13. DEFINITIONS. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.

     14. CONFLICTS. In the event of any conflict between this Company Notice and the accompanying Purchase Notice on the one hand and the terms of the Indenture or any applicable laws on the other hand, the terms of the Indenture or applicable laws, as the case may be, will control.

     This Company Notice, the accompanying Purchase Notice and our SEC reports referred to above include "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things: the challenges of effectively managing our operations during uncertain economic conditions; the challenge of responding to lower-than-expected customer demand; the effects of price competition and other business and competitive factors generally affecting the EMS industry; our dependence on the information technology and communications industries; our dependence on a limited number of customers and on industries affected by rapid technological change; component constraints; variability of operating results among periods; and the ability to manage our restructuring and the shift of production to lower cost geographics. These and other risks and uncertainties and factors are discussed in Celestica's various public filings at www.sedar.com and http://www.sec.gov, including our Annual Report on Form 20-F and subsequent reports on Form 6-K filed with the SEC. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

     The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this tender offer.

     We are not aware of any jurisdiction where the making of this offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this offer will not be made to, nor will elections to tender be accepted from or on behalf of, the Holders of Securities residing in such jurisdiction.

None of Celestica or its board of directors or employees are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Company Notice. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or in the related purchase notice. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. Each Holder must make its own decision whether to surrender its Securities for purchase and, if so, the principal amount of Securities to surrender based on its own assessment of current market value and other relevant factors.

Celestica Inc.
July 5, 2005
                                       11

ANNEX A

BOARD OF DIRECTORS AND SENIOR MANAGEMENT

NAME                                 POSITION WITH CELESTICA
----                                 -----------------------
Robert L. Crandall................   Chairman of the Board and Director
William A. Etherington............   Director
Richard S. Love...................   Director
Anthony R. Melman.................   Director
Gerald W. Schwartz................   Director
Charles W. Szuluk.................   Director
Don Tapscott......................   Director
Stephen W. Delaney................   Chief Executive Officer
Craig H. Mulhauser................   President and Executive Vice President Worldwide Sales and Business Development
Anthony P. Puppi..................   Chief Financial Officer
Peter J. Bar......................   Senior Vice President and Corporate Controller
John Boucher......................   Senior Vice President, Chief Supply Chain and Procurement Officer
Arthur P. Cimento.................   Senior Vice President, Corporate Strategies
Lisa J. Colnett...................   Senior Vice President, Human Resources
Elizabeth L. DelBianco............   Senior Vice President, Chief Legal Officer and Corporate Secretary
Michael Homer.....................   President, Americas Operations
Iain S. Kennedy...................   Chief Information Officer
Marvin MaGee......................   Executive Vice President, Worldwide Operations
Paul Nicoletti....................   Senior Vice President and Corporate Treasurer
Neo Kia Quek......................   President, Asia
James Rowan.......................   President, Europe
Rahul Suri........................   Senior Vice President, Corporate Development
Ronald F. Wichter.................   Senior Vice President, Global Manufacturing Service Solutions